Exhibit 10.18

CLARIFICATION AND AMENDMENT OF

BIOMS LICENSE AGREEMENT

This agreement made the 13th day of December 2007

Between

AUTOIMMUNE INC.

A Delaware corporation doing business at 1199 Madia Street, Pasadena, CA 91103

(“AutoImmune”)

And

BIOMS TECHNOLOGY CORP.

Previously named Rycor Technology Investments Corp., a corporation under the laws of Alberta, doing business at 6030 – 88 Street, Edmonton, Alberta, Canada T6E 6G4

(“BioMS”)

WHEREAS AutoImmune and BioMS entered into a Development and License Agreement dated August 1, 2000 (the “BioMS License”) addressing the grant of license to certain Patent Rights in the Field, specifically the administration of native myelin basic protein (MBP) peptides by injection to non-mucosal sites for the treatment of Multiple Sclerosis;

WHEREAS [* * *]

WHEREAS [* * *]

NOW THEREFORE for the purposes of clarification of the rights and position of BioMS, and in appreciation of the importance of the Patent Rights and continued existence of the AutoImmune patents, AutoImmune and BioMS hereby Agree.

Superiority of Terms

1.	This Agreement serves to amend the BioMS License. Except as expressly amended hereby, the BioMS License remains in full force and effect. Where a conflict exists between the terms of this Agreement and the BioMS License, the terms of this Agreement shall prevail.

Definitions

2.	Unless otherwise defined within this Agreement, reference shall be made to the definitions and meanings established in the BioMS License.

[* * *]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.	[***]

4.	[***]

5.	[***]

Best Efforts

6.	Each party and BioMS’ sublicensee shall use good faith, commercially reasonable efforts in any suit or action contemplated in sections 3, 4 and 5 above to take actions that will protect the Patent Rights and the parties’ rights thereto, to the fullest extent practicable. If any party is instructed or requested by a third party to take any actions in contradiction of the preceding sentence, such party shall promptly inform the other party of such instructions or request.

Settlement of Actions

7.	Neither party nor BioMS’ sublicensee shall settle any claim, suit, action or legal proceeding regarding the defense or enforcement of patent applications or patents included in the Patent Rights licensed to BioMS without the written authorization of BioMS and AutoImmune, which authorization shall not to be unreasonably withheld.

Prosecution of Patents

8.	AutoImmune shall keep BioMS apprised of all activities of AutoImmune with respect to the filing, prosecution and maintenance of the Patent Rights and shall use its best efforts to provide BioMS with copies of all filings and responses proposed to be made by AutoImmune in appropriate jurisdictions in sufficient time to reasonably permit BioMS to comment thereon. AutoImmune shall consider in good faith

i.	all suggested comments timely received from BioMS; and

ii.	all suggestions made by BioMS as to the jurisdictions in which filings should be made.

If BioMS is unable to exercise its rights under Section 5.1.2 of the Agreement in the event AutoImmune elects not to continue to seek or maintain patent protection on any patent or patent application within the Patent Rights, due to a conflict with rights granted by AutoImmune to any third party, AutoImmune agrees that it will continue to seek or maintain patent protection on any such patent or patent application included in the Patent Rights.

Patent Term Extension

9.	The parties shall cooperate in gaining patent term extensions and supplemental protection certificates (SPC) for the patents included in the Patent Rights, provided however that BioMS will make the final decision as to which patent to extend and which SPC to obtain. Any such patent term extension or SPC shall be sought at BioMS’ expense.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Amendment of Terms

10.	Solely for the purposes of Section 5.6 of the Agreement, the term of the Agreement shall be deemed to extend, on a country-by-country basis, until the later of

i.	the expiration of the last to expire Patent Right in such country and

ii.	any regulatory exclusivity period for a Licensed Product, including exclusivity provided by patent term extension, SPC, pediatric extension, orphan drug exclusivity, data package exclusivity, and the like.

11.	BioMS and AutoImmune hereby agree to amend section 2.4 of the BioMS License to read:

Marketing and Distribution Rights and Obligations. Rycor shall have the exclusive worldwide right under the Patent Rights to market and distribute the Licensed Products. Rycor agrees, at its own expense, to use commercially reasonable efforts to market, commercialize and sell the Licensed Products.

12.	BioMS and AutoImmune hereby agree to amend section 3.1 of the BioMS License to read:

Diligent efforts of Rycor. During the Development Phase and thereafter, Rycor agrees, at its own expense, to use diligent efforts to perform research, preclinical development and clinical development with respect to Licensed Products and to seek, and use its best efforts to obtain, Final Market Approvals for Licensed Products at the earliest practicable date. Rycor and its sublicensee’s shall have sole responsibility for filing and obtaining health registrations for all Licensed Products and shall have sole ownership of any such health registrations which it obtains. For the purposes of this section 3.1, best efforts shall mean commercially reasonable efforts to obtain Final Market Approvals for Licensed Products in the United States and Europe and in other countries where commercially reasonable to do so, on a time schedule that is commercially reasonable and consistent with BioMS’ or its sublicensee’s regulatory strategy.

13.	BioMS and AutoImmune hereby agree to amend section 9.1 of the BioMS License to read:

Expiration. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9, the term of Rycor’s obligation of royalty payments pursuant to Section 4.2 hereof shall cease on a country-by-country and Licensed Product-by-Licensed Product basis when there is both (i) no longer a Valid Claim with respect to the Licensed Product in the country in which the sales occur and (ii) no longer any regulatory exclusivity period for a Licensed Product, including exclusivity provided by patent term extension, SPC, pediatric extension, orphan drug exclusivity, data package exclusivity, and the like. After such expiration Rycor shall have an irrevocable paid-up license thereafter for such country as to such Licensed Product. For purposes of Rycor’s obligation of royalty payments pursuant to Section 4.2, a product that was at any time a Licensed Product shall remain a Licensed Product for so long as there is a regulatory exclusivity period for the product, including exclusivity provided by patent term extension, SPC, pediatric extension, orphan drug exclusivity, data package exclusivity, and the like.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.	BioMS and AutoImmune hereby agree to amend section 1.8 of the BioMS License to read:

“Net Sales” shall mean the gross invoice sales price for the Licensed Products sold by Rycor its Affiliates and its sublicensees less sales, tariff duties and/or use taxes directly imposed with reference to particular sales and separately invoiced, except that if a sublicense between Rycor and a sublicensee provides that the sublicensee shall pay Rycor royalties based on “net sales,” “Net Sales” for purposes of calculating royalties based on the sublicensee’s sales shall mean the “net sales” reported to Rycor or its Affiliates by the sublicensee as adjusted under the sublicense agreement based on market penetration of oral or generic competitors of the Licensed Products. The transfer of the Licensed Products by Rycor to (i) an Affiliate of Rycor or (ii) another sublicensee of Rycor shall not be considered a sale; in such cases Net Sales shall be determined based on the Affiliate’s or sublicensee’s sales to customers in the manner contemplated above. Any commercial use or disposition of Licensed Products by Rycor, its Affiliates and its sublicensees, other than (i) the transfers between Rycor, Affiliates and sublicensees expressly contemplated above, (ii) distribution of reasonable quantities of promotional samples and (iii) bona fide sales to a bona fide customers shall be considered a sale of the Licensed Products at the weighted average Net Sales price being invoiced by the seller in arms length transactions.

15.	Notwithstanding anything to the contrary contained in the provisions of Section 4.2.2 of the BioMS License, the parties agree that if BioMS has sublicensed its rights under the BioMS License, then BioMS shall furnish to AutoImmune in place of the reports contemplated by Section 4.2.2 of the BioMS License with respect to sales resulting from such sublicense, the written quarterly reports of sales resulting from such sublicense within 10 days of BioMS’s receipt thereof

16.	Notwithstanding anything to the contrary contained in the provisions of Section 4.2.2 of the BioMS License, the parties agree that if BioMS has sublicensed its rights under the BioMS License, then all sales resulting from such sublicense in currencies other than United States dollars shall be converted into United States dollars as calculated in accordance with the methodologies employed by BioMS’s sublicensee.

17.	Notwithstanding anything to the contrary contained in the provisions of Section 4.2.3 of the BioMS License, to the extent a sublicensee of BioMS does not grant AutoImmune’s representatives access to the sublicensee’s books and records, BioMS shall promptly make available to AutoImmune the results of any audits conducted for the benefit of BioMS with respect to the books and records of such sublicensee within 10 days of BioMS’s receipt thereof. If, as a result of such audit, additional royalties are owed to AutoImmune, then BioMS shall pay such additional royalties within 30 days after delivery of such results to AutoImmune. AutoImmune agrees to keep, and cause its representatives to keep, all such results confidential.

General Provisions

18.	This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed a single document. All counterparts shall be construed together and shall constitute one agreement. Each party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the parties.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The provisions of this Agreement are hereby accepted by the duly authorized representatives, executed on behalf of the parties in the space provided below.

Accepted and Agreed:

AUTOIMMUNE INC.	BIOMS TECHNOLOGY CORP.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.